Exhibit 99.1

For Immediate Release

Investor Contact:

Inspire Pharmaceuticals, Inc.

Jenny Kobin

VP, Investor Relations and Corporate Communications

(919) 941-9777, Extension 219

Thomas R. Staab, II

Chief Financial Officer

(919) 941-9777, Extension 267

Media Contact: BMC Communications Dan Budwick (973) 271-6085, Extension 14

INSPIRE REPORTS SECOND QUARTER 2008 FINANCIAL RESULTS

- Q2 2008 Revenue Increased by 43% over Q2 2007 -

DURHAM, NC - August 11, 2008 - Inspire Pharmaceuticals, Inc. (NASDAQ: ISPH) announced today financial results for the second quarter ended June 30, 2008, reporting a net loss of $6.4 million, or ($0.11) per share.

Total revenue for the second quarter of 2008 was $22.0 million, as compared to $15.4 million for the second quarter of 2007. Revenue from AzaSite® (azithromycin ophthalmic solution) 1%, a bacterial conjunctivitis treatment launched in August 2007, totaled $4.1 million in the second quarter of 2008.

Total co-promotion revenue for the second quarter of 2008 of $16.7 million, comprised of co-promotion revenue from net sales of Restasis® (cyclosporine ophthalmic emulsion) 0.05% and Elestat (epinastine HCl ophthalmic solution) 0.05%, increased approximately 8%, as compared to the second quarter of 2007. Co-promotion revenue from Restasis was $8.9 million and from Elestat® was $7.8 million, as compared to $5.7 million and $9.7 million, respectively, recognized in the second quarter of 2007. In addition, the Company has deferred $2.6 million of revenue from net sales of Elestat that occurred in the first six months of 2008. Under the co-promotion agreement for Elestat, Inspire is entitled to a percentage of net sales based upon predetermined calendar year net sales target levels. As the 2008 annual minimum has not been achieved in the second quarter of 2008, a portion of Elestat co-promotion revenue has been recorded as deferred revenue. This deferred revenue is expected to be recognized in 2008 when the annual minimum net sales target level is achieved.

The Company also recognized $1.25 million in collaborative research and development revenue in the second quarter of 2008 received pursuant to a collaborative research agreement with Santen Pharmaceutical Co., Ltd. related to Santen’s completion of Phase 3 development of diquafosol tetrasodium for dry eye disease in Japan.

4222 Emperor Boulevard, Suite 200    —    Durham, North Carolina 27703

Telephone 919.941.9777    —    Fax 919.941.9797

Total revenue for the six months ended June 30, 2008 was $31.7 million and represented a 40% increase over the total revenue of $22.6 million for the same period in 2007. Total revenue for the six months ended June 30, 2008 was comprised of $24.1 million of co-promotion revenue on net sales of Restasis and Elestat, $6.4 million of net AzaSite revenue and $1.25 million of collaborative and research development revenue. In comparison, total revenue for the six months ended June 30, 2007 was comprised solely of co-promotion revenue on net sales of Restasis and Elestat.

Operating expenses for the second quarter of 2008 totaled $27.9 million, a 30% increase compared to $21.4 million for the same period in 2007. The increase in second quarter 2008 operating expenses, compared to 2007, was primarily due to the expansion of the Company’s sales force and other costs associated with the commercialization of AzaSite, including AzaSite cost of sales of $1.6 million.

Operating expenses for the six months ended June 30, 2008 were $63.4 million, as compared to $55.4 million for the same period in 2007. The increase in six month 2008 operating expenses, as compared to 2007, was primarily due to the increased sales and marketing expenses partially offset by a decrease in research and development expenses associated with a $13 million upfront AzaSite licensing fee paid in the first quarter of 2007.

Total stock-based compensation expenses were $1.1 million and $2.1 million for the second quarter and six months ended June 30, 2008, as compared to $642,000 and $1.1 million, respectively, for the same periods in 2007.

For the second quarter ended June 30, 2008, the Company reported a net loss of $6.4 million, or ($0.11) per share, as compared to a net loss of $5.9 million, or ($0.14) per share, for the same period in 2007. The net loss for the six months ended June 30, 2008 was $32.3 million, or ($0.57) per share, as compared to a net loss of $32.0 million, or ($0.76) per share for the same period in 2007. Cash, cash equivalents and investments totaled $94.4 million at June 30, 2008, reflecting a $45.3 million utilization of cash and investments during the first half of 2008.

Christy L. Shaffer, Ph.D., President and CEO of Inspire, stated, “The second quarter was productive, with positive Phase 3 results in our CF program, a regulatory filing in Japan by our Asian dry eye partner, Santen, and growing product revenues. The recent success of our Phase 3 cystic fibrosis trial, TIGER-1, validates our novel approach of addressing the underlying ion channel defect. We are building on this success both by refining our clinical development program based on the extensive data set from TIGER-1 and by moving forward aggressively with plans to maximize the future potential of denufosol.”

4222 Emperor Boulevard, Suite 200    —    Durham, North Carolina 27703

Telephone 919.941.9777    —    Fax 919.941.9797

Recent Updates Include (April 1, 2008 through August 11, 2008):

Ophthalmology Research & Development

•	Completed and confirmed positive results in three small, open-label Phase 4 trials designed to provide additional information on AzaSite related to pharmacokinetic profile and lid margin disease;

•

Received $1.25 million milestone payment from our Asian dry eye partner, Santen Pharmaceutical Co., Ltd, related to the completion of Santen’s Phase 3 testing of diquafosol for the treatment of dry eye; Santen filed an application for manufacturing and marketing approval of the compound with Japanese regulators in May 2008; and

•	Presented poster presentations at the Association for Research in Vision and Ophthalmology and the American Society of Cataract and Refractive Surgery Symposium in April 2008.

Pulmonary Research & Development

•	Announced top-line results from the first Phase 3 trial (TIGER-1) with denufosol tetrasodium inhalation solution for the treatment of cystic fibrosis (CF);

•	Modified second Phase 3 CF trial (TIGER-2) based on analysis of TIGER-1 data; and

•	Discontinued development of epinastine nasal spray for the treatment of seasonal allergic rhinitis.

Sales and Marketing

•

In collaboration with Allergan, Inc., increased prescription volume of Restasis, whereby Allergan reported net sales of Restasis of $120 million for the three months ended June 30, 2008, representing a 55% increase in revenue over the same period in 2007. On July 30, 2008, Allergan revised its 2008 guidance to reflect an increase in net sales of Restasis to be in the range of $420-$440 million as compared to the previous guidance range of $375-$405 million; and

•	Increased second quarter 2008 prescription volume and associated net revenues of AzaSite by 59% and 79%, respectively, over the first quarter of 2008.

Corporate

•

Ranked second overall in the “Best Places to Work in Industry” annual survey conducted by The Scientist magazine, received a Gold-level award by the American Heart Association as a Start! Fit-Friendly Company and was recognized by Business Leader magazine as one of the “2008 Healthiest Companies” in the Research Triangle Park.

Financial Outlook for 2008

Inspire’s 2008 financial results will be highly dependent on the clinical developments and corporate plans for the denufosol, Prolacria, and glaucoma programs as well as revenue from product sales, including sales of AzaSite. Based upon current AzaSite, Restasis and Elestat trends, Inspire expects to record 2008 aggregate revenue in the range of $62-$76 million and expects 2008 total operating expenses to be in the range of $109-$129 million. Cost of sales, which includes the amortization of the AzaSite approval milestone and royalty obligations to InSite Vision, is expected to be in the range of $5-$8 million and is included as a component of

4222 Emperor Boulevard, Suite 200    —    Durham, North Carolina 27703

Telephone 919.941.9777    —    Fax 919.941.9797

total operating expense in 2008. Total estimated selling and marketing and general and administrative expenses are estimated to be in the ranges of $50-$57 million and $14-$18 million, respectively, in 2008. Research and development expenses are estimated to be in the range of $42-$54 million in 2008. Included within this operating expense guidance are projected stock-based compensation costs of approximately $5 million. Cash utilization in 2008 is expected to be in the range of $50-$80 million, which incorporates $14 million of principal repayment on the Company’s outstanding debt. Based on current operating plans, the Company expects its cash and investments to provide liquidity through 2009.

Inspire will host a conference call and live webcast to discuss its second quarter 2008 financial results on Monday, August 11, 2008 at 10:00 a.m. ET. To access the conference call, U.S. participants may call (877) 648-7970 and international participants may call (706) 902-0415. The conference ID number is 56982011. A live webcast and replay of the call will be available on Inspire’s website at www.inspirepharm.com. A telephone replay of the conference call will be available until August 25, 2008. To access this replay, U.S. participants may call (800) 642-1687 and international participants may call (706) 645-9291. The conference ID number is 56982011.

About Inspire

Inspire is a biopharmaceutical company dedicated to discovering, developing and commercializing prescription pharmaceutical products for ophthalmic and pulmonary diseases. Inspire employs a U.S. sales force for the promotion of AzaSite® (azithromycin ophthalmic solution) 1% for bacterial conjunctivitis, Elestat® (epinastine HCI ophthalmic solution) 0.05% for allergic conjunctivitis and Restasis® (cyclosporine ophthalmic emulsion) 0.05% for dry eye. Inspire is currently developing products for dry eye, cystic fibrosis and glaucoma. Elestat, Restasis and Prolacria are trademarks owned by Allergan, Inc. AzaSite is a trademark owned by InSite Vision Incorporated. For more information, visit www.inspirepharm.com.

Forward-Looking Statements

The forward-looking statements in this news release relating to management’s expectations and beliefs are based on preliminary information and management assumptions. Specifically, no assurances can be made with respect to: the Company’s ability to reach the 2008 net sales target levels for Elestat and the amount of revenues, including deferred revenues, that will be recognized in subsequent quarters of 2008 based on sales of Elestat; the Company’s ability to successfully refine its denufosol clinical development program, move forward successfully, and maximize the future potential of denufosol; Allergan’s ability to reach its 2008 net sales guidance for Restasis, including the Company’s ability to assist in the co-promotion of Restasis; the timing and outcome of clinical and regulatory developments and the Company’s ability to execute on corporate plans for denufosol, Prolacria and its glaucoma program; the amount of revenue from product sales, including sales of AzaSite; 2008 aggregate revenues; 2008 total operating expenses; 2008 cost of sales; total 2008 selling and marketing expenses; total 2008 general and administrative expenses; total 2008 research and development expenses; total 2008 stock-based compensation costs; cash utilization by the Company in 2008, including the amount of principal repayment on the Company’s outstanding debt; potential changes in the Company’s current operating plans; and the ability of the Company’s cash and investments to provide liquidity through 2009. Such forward-looking statements are subject to a wide range of risks and

4222 Emperor Boulevard, Suite 200    —    Durham, North Carolina 27703

Telephone 919.941.9777    —    Fax 919.941.9797

uncertainties that could cause results to differ in material respects, including those relating to product development, revenue, expense and earnings expectations, the seasonality of Elestat, intellectual property rights, adverse litigation developments, adverse developments in the U.S. Securities and Exchange Commission (SEC) investigation, competitive products, results and timing of clinical trials, success of marketing efforts, the need for additional research and testing, delays in manufacturing, funding, and the timing and content of decisions made by regulatory authorities, including the U.S. Food and Drug Administration. Further information regarding factors that could affect Inspire’s results is included in Inspire’s filings with the SEC. Inspire undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof.

— Financial tables follow —

4222 Emperor Boulevard, Suite 200    —    Durham, North Carolina 27703

Telephone 919.941.9777    —    Fax 919.941.9797

INSPIRE PHARMACEUTICALS, INC.

Condensed Statements of Operations

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Revenues:
Product sales, net	$4,076	$—	$6,355	$—
Product co-promotion	16,658	15,361	24,082	22,565
Collaborative research and development	1,250	—	1,250	—

Total revenue	21,984	15,361	31,687	22,565

Operating expenses:
Cost of Sales	1,643	—	2,650	—
Research and development	9,808	7,975	24,605	30,740
Selling and marketing	12,915	10,347	29,120	17,868
General and administrative	3,493	3,127	7,039	6,766

Total operating expenses	27,859	21,449	63,414	55,374

Loss from operations	(5,875)	(6,088)	(31,727)	(32,809)
Other income/(expense):
Interest income	706	827	1,897	1,888
Interest expense	(1,193)	(590)	(2,445)	(1,045)
Loss on investments	—	(26)	—	(26)

Other income/(expense), net	(487)	211	(548)	817

Net loss	$(6,362)	$(5,877)	$(32,275)	$(31,992)

Basic and diluted net loss per common share	$(0.11)	$(0.14)	$(0.57)	$(0.76)

Weighted average common shares used in computing basic and diluted net loss per common share	56,601	42,404	56,577	42,339

4222 Emperor Boulevard, Suite 200    —    Durham, North Carolina 27703

Telephone 919.941.9777    —    Fax 919.941.9797

INSPIRE PHARMACEUTICALS, INC.

Selected Balance Sheet Information

(in thousands)

	June 30, 2008	December 31, 2007
Cash, cash equivalents and investments	$94,411	$139,724
Trade receivables	19,964	12,974
Inventories, net	1,093	1,280
Total assets	140,044	180,503
Working capital	72,758	107,651
Deferred revenue	2,631	371
Debt, including current portion	52,332	57,701
Total stockholders’ equity	61,532	91,693
Shares of common stock outstanding	56,619	56,501

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4222 Emperor Boulevard, Suite 200    —    Durham, North Carolina 27703

Telephone 919.941.9777    —    Fax 919.941.9797